                                                                   EXHIBIT 23.2

                  CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

     As independent petroleum engineers, we hereby consent to (i) the reference to our Firm in the Registration Statement on Form S-4 (the "Registration Statement") of HarCor Energy, Inc.; (ii) the summarization of our reports concerning our estimate of the net proved reserves as of December 31, 1993 attributable to the interests owned by HarCor Energy, Inc. (HarCor) in the "Non-Bakersfield" properties and the interests to be acquired by HarCor in the "Bakersfield" properties, dated March 15, 1994 and May 11, 1994, respectively, in the Registration Statement, and (iii) the inclusion of such letter reports as exhibits to the Registration Statement.

                                          RYDER SCOTT COMPANY
                                          PETROLEUM ENGINEERS

Houston, Texas
August   , 1995